UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2006

LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10689	13-2842791
(State or other	(Commission file number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

1441 Broadway, New York, New York, 10018
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 15, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Liz Claiborne, Inc. (the “Company”) determined and approved the number of performance shares that were earned by Paul R. Charron, the Chairman and Chief Executive Officer of the Company, pursuant to the Performance Share Agreement entered into between Mr. Charron and the Company as of November 3, 2003 (the “Performance Share Agreement”). The Performance Share Agreement provided for the grant of performance shares to Mr. Charron pursuant to the provisions of the Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “Plan”), with the number of shares earned determined based upon (i) the Company’s compound annual growth rate for earnings per share (“EPS”) for the 2003-2005 performance period (the “Performance Period”) as determined by the Compensation Committee in accordance with the provisions set forth in the Performance Share Agreement and the Plan and (ii) the total return to the Company’s stockholders for the period relative to the return of a designated peer group. The total number of Performance Shares that the Committee determined have been earned by Mr. Charron under the Agreement for the Performance Period is 119,391 (with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $4,510,600) of which 8,444 Performance Shares (with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $319,000) are attributable to the Committee’s determination to disregard the impact on EPS of the Company’s shift in compensation emphasis from stock options to restricted stock awards. As a result of a review of the Company’s compensation program and consideration of accounting and tax issues, including FAS 123R which the Company adopted in July 2005, market conditions, corporate governance practices, and stockholder expectations, in 2005 the Compensation Committee shifted away from an emphasis on annual stock option grants, and toward an emphasis on annual restricted share grants for most Company employees, and continued option grants for senior executives and foreign-based employees. Because the Performance Share Agreement provided for an EPS growth metric that did not contemplate this shift in equity compensation during the Performance Period, the Committee determined that it was appropriate to disregard the negative impact on EPS resulting from this shift.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.

Dated: March 21, 2006	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Vice President, Deputy General Counsel and Secretary